Exhibit 4.8

[FORM OF $750,000,000 5.043% FIXED RATE RESETTING SUBORDINATED DEBT SECURITIES DUE 2036]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERENCED AND REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE INDENTURE AND THE TERMS OF THIS SECURITY, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE. TRANSFER OF A PORTION OF THIS SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE. IN THE EVENT THAT THIS GLOBAL SECURITY IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, ALL SUCH INDIVIDUAL SECURITIES IN THE FORM OF DEFINITIVE CERTIFICATES SHALL CONTAIN THE BELOW LEGEND WITH RESPECT TO JAPANESE TAXATION.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO NOMURA HOLDINGS, INC. (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

INTEREST PAYMENTS ON THIS SECURITY WILL BE SUBJECT TO JAPANESE WITHHOLDING TAX UNLESS IT IS ESTABLISHED THAT THIS SECURITY IS HELD BY OR FOR THE ACCOUNT OF A BENEFICIAL OWNER THAT IS (I) FOR JAPANESE TAX PURPOSES, NEITHER (X) AN INDIVIDUAL RESIDENT OF JAPAN OR A JAPANESE CORPORATION, NOR (Y) AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A PERSON HAVING A SPECIAL RELATIONSHIP WITH THE COMPANY AS DESCRIBED IN ARTICLE 6, PARAGRAPH 4 OF THE ACT ON SPECIAL MEASURES CONCERNING TAXATION OF JAPAN (ACT NO. 26 OF 1957, AS AMENDED) (THE “SPECIAL TAXATION MEASURES ACT” AND, EACH SUCH PERSON, A “SPECIALLY-RELATED PERSON OF THE COMPANY”), (II) A JAPANESE DESIGNATED FINANCIAL INSTITUTION AS DESCRIBED IN ARTICLE 6, PARAGRAPH 11 OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH OR (III) A JAPANESE PUBLIC CORPORATION, FINANCIAL INSTITUTION, FINANCIAL INSTRUMENTS BUSINESS OPERATOR OR CERTAIN OTHER ENTITY WHICH HAS RECEIVED SUCH PAYMENTS THROUGH A JAPANESE PAYMENT HANDLING AGENT, AS PROVIDED IN ARTICLE 3-3, PARAGRAPH 6 OF THE SPECIAL TAXATION MEASURES ACT, IN COMPLIANCE WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH.

INTEREST PAYMENTS ON THIS SECURITY TO AN INDIVIDUAL RESIDENT OF JAPAN, TO A JAPANESE CORPORATION, OR TO AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A SPECIALLY-RELATED PERSON OF THE COMPANY (EXCEPT FOR THE JAPANESE DESIGNATED FINANCIAL INSTITUTION AND THE JAPANESE PUBLIC CORPORATION, FINANCIAL INSTITUTION, FINANCIAL INSTRUMENTS BUSINESS OPERATOR AND CERTAIN OTHER ENTITY DESCRIBED IN THE PRECEDING PARAGRAPH) WILL BE SUBJECT TO DEDUCTION IN RESPECT OF JAPANESE INCOME TAX AT A RATE OF 15.315% OF THE AMOUNT OF SUCH INTEREST.

NOMURA HOLDINGS, INC.

GLOBAL SECURITY

5.043% Fixed Rate Resetting Subordinated Debt Securities Due 2036

No. [ ]	CUSIP No.: 65535HCE7
ISIN No.: US65535HCE71
Common Code: 317094108
$[ ]

NOMURA HOLDINGS, INC., a joint stock corporation incorporated with limited liability under the laws of Japan (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of $[ ] (the “Principal”) on June 10, 2036 and to pay interest thereon from September 10, 2025 or from the most recent interest payment date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrears on June 10 and December 10 in each year (each, an “Initial Fixed Rate Interest Payment Date”) commencing on December 10, 2025 (short first coupon), during an initial fixed rate period (as defined below) at an initial fixed rate per annum of 5.043%. During the reset fixed rate period (as defined below), this Security will bear interest at a fixed per annum rate equal to the applicable U.S. Treasury Rate (as defined below) as determined by the Calculation Agent (as defined below) on the Reset Determination Date (as defined below) plus 1.300% (the “Reset Fixed Rate”), payable semi-annually in arrears on June 10 and December 10 of each year, commencing on December 10, 2031 (each such interest payment date, a “Reset Fixed Rate Interest Payment Date”), all subject to and in accordance with the terms of the Indenture referred to herein.

The “initial fixed rate period” is from, and including, September 10, 2025 to, but excluding, June 10, 2031 (the “Reset Date”) and the “reset fixed rate period” is from, and including, the Reset Date to, but excluding, June 10, 2036. An “interest payment date” is each Initial Fixed Rate Interest Payment Date and Reset Fixed Rate Interest Payment Date, as applicable.

As further described on the reverse of this Security, on the Reset Determination Date, the Calculation Agent will calculate the Reset Fixed Rate and the U.S. Treasury Rate in respect of the reset fixed rate period as soon as practicable after 5:00 p.m. (New York City time).

Notwithstanding anything to the contrary contained in the terms of this Security and the Indenture, any interest payments shall be subject to the subordination provisions and the non-viability loss absorption provisions, each as provided in the terms of this Security and the Indenture.

The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the person in whose name this Security is registered as at 5:00 p.m. (New York time) on the day five Business Days immediately preceding such interest payment date. If and to the extent the Company shall default in the payment of the interest due on such interest payment date, such defaulted interest shall be paid to the person in whose name this Security is registered at the close of business on a subsequent record date, which shall be not less than five Business Days prior to the payment of such defaulted interest, established by notice given by mail or in accordance with clearing system procedures by or on behalf of the Company to the Holder of this Security not less than 15 days preceding such subsequent record date. Interest on this Security will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on this Security will be computed on the basis of a 360-day year consisting of twelve 30-day months (30/360 day count convention) and rounding the resulting figure to the nearest cent (half a cent being rounded upward). If any payment is due on the Securities on any interest payment date, other than the maturity date, that is not a Business Day, payment will be made on the day that is the next succeeding Business Day. If the maturity date with respect to any series of the Securities falls on a day that is not a Business Day, payments of principal and interest otherwise due on such day will be made on the next succeeding Business Day. Payments postponed to the next succeeding Business Day in such situations will be treated under the Indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the Securities or the Indenture, and no interest will accrue on the postponed amount from the original due date to the next succeeding Business Day. Interest will be paid on the relevant interest payment date for the Securities to the holders of record as at 5:00 p.m. (New York City time) on the day five Business Days immediately preceding such interest payment date.

The term “Business Day” means a New York Business Day, a London Business Day and a Tokyo Business Day.

The term “New York Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close, regardless of whether the over-the-counter market for actively traded U.S. Treasury securities is open or closed.

The term “London Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close.

The term “Tokyo Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Tokyo generally are authorized or obligated by law, regulation or executive order to close.

The principal of, and interest and Additional Amounts (as defined below) on, this Security will be payable in U.S. dollars. The Company will cause the Trustee, or the paying agent, if any, to pay such amounts, on the dates payment is to be made, directly to The Depository Trust Company (“DTC”).

The Company will pay the Holder hereof Additional Amounts with respect to withholding taxes as are provided for, and subject to the conditions stated, on the reverse of this Security.

This Security is being deposited with DTC acting as depositary, and registered in the name of Cede & Co., a nominee of DTC. As Holder of record of this Security, Cede & Co. shall be entitled to receive payments of principal and interest. Payments of principal and interest, including any Additional Amounts, on this Security shall be made in the manner specified on the reverse hereof and, to the extent not inconsistent with the provisions set forth herein, in the Indenture referred to herein.

The Securities (as defined below) constitute direct and unsecured obligations of the Company and will at all times rank pari passu and without any preference among themselves and at least equally and ratably with all indebtedness of the Company that is subordinated to Senior Indebtedness (as defined below) and is in priority to all of the Company’s perpetual subordinated indebtedness and any preference or other shares or any other indebtedness that ranks, or is expressed to rank, pari passu with, or junior to, perpetual subordinated indebtedness of the Company.

Notwithstanding such ranking of the Securities, the Securities issued pursuant to the Indenture are subject to a Write-Down under Article 13 of the Indenture.

This Security is not redeemable, except as set forth in the Indenture and on the reverse of this Security, will be subject to a write-down upon the occurrence of certain events, as set forth in the Indenture and on the reverse of this Security, and will not be subject to any sinking fund.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, by Citibank, N.A., London Branch, as authenticating agent, this Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized signatory.

NOMURA HOLDINGS, INC.

By:
Name:	Kentaro Okuda
Title:	Representative Executive Officer, President and Group Chief Executive Officer

[Signature Page to Fixed Rate Resetting Subordinated Global Debt Security]

Certificate of Authentication

This is one of the series designated herein and referred to in the within-mentioned Indenture.

Date:

CITIBANK, N.A., LONDON BRANCH
as Authenticating Agent

By:
Name:
Title:

[Signature Page to Fixed Rate Resetting Subordinated Global Debt Security]

REVERSE OF SECURITY

NOMURA HOLDINGS, INC.

$750,000,000 5.043% FIXED RATE RESETTING SUBORDINATED DEBT SECURITIES DUE 2036

This Security is one of a duly authorized issue of unsecured debentures, securities or other evidences of indebtedness of Nomura Holdings, Inc., a joint stock corporation incorporated with limited liability under the laws of Japan (herein called the “Company”, which term includes any successor person under the Indenture hereinafter referred), designated as its $750,000,000 5.043% Fixed Rate Resetting Subordinated Debt Securities due June 10, 2036 (herein called the “Securities”), issued under and pursuant to a subordinated indenture dated as of September 10, 2025 (hereinafter called the “Indenture”), between the Company and Citibank, N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee and any agent of the Trustee, any paying agent, the Calculation Agent, the Company and the Holders of the Securities and of the terms upon which the Securities are issued and are to be authenticated and delivered.

This Security is one of the series designated on the face hereof. By the terms of the Indenture, additional Securities of this series and of other separate series, which may vary as to denomination, date, amount, stated maturity (if any), interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited amount.

The principal of and interest (and any Additional Amounts) on the Securities shall be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. So long as any of the Securities are held in global form, payments of principal and interest on such Securities shall be made by wire transfer in immediately available funds in U.S. dollars to a bank account in New York City designated by the Holder of this Registered Global Security. Otherwise, (i) the principal amount of the Securities will be payable by check, drawn on a bank in New York City, upon the presentation and surrender of the Securities at the Specified Corporate Trust Office of the Trustee or at any office or agency maintained by the Company for such purpose and (ii) interest on the Securities will be payable by wire transfer or check, drawn on a bank in New York City, mailed to the persons in whose names the Securities are registered as of 5:00 p.m. (New York time) on the fifth Business Day immediately preceding the applicable interest payment date (or the subsequent record date in the case of a defaulted interest payment) at the addresses of such persons as shall appear in the Security register of the Company; provided, however, that at the option of a Holder in whose name at least $1,000,000 principal amount of Securities are registered, all payments in respect of the Securities may be received by electronic funds transfer of immediately available funds to a U.S. dollar account maintained by the payee, provided such registered Holder so elects by giving written notice to the Trustee designating such account, no later than fifteen days immediately preceding the relevant date for payment (or such other date as the Trustee may accept in its discretion).

Calculation and Notification of Interest

The Reset Fixed Rate and the U.S. Treasury Rate shall be determined by the Calculation Agent as soon as practicable after 5:00 p.m. (New York City time) on the Reset Determination Date.

“U.S. Treasury Rate” means, with respect to the reset fixed rate period, the rate per annum equal to:

(1)  the arithmetic average, as determined by the Calculation Agent, of the yields on actively traded U.S. Treasury securities adjusted to constant maturity for the maturity of five years (“Yields”) for the five consecutive New York Business Days immediately prior to the Reset Determination Date based on information appearing in the statistical release designated “H.15” (or any successor publication that reports Yields) most recently published by the Board of Governors of the U.S. Federal Reserve System as of 5:00 p.m. (New York City time) on the Reset Determination Date; provided that if the Yield is not available through such release (or any successor publication) for any relevant New York Business Day, then the arithmetic average will be determined based on the Yields for the remaining New York Business Days during the five New York Business Day period described above (provided further that if the Yield is available for only a single New York Business Day during such five New York Business Day period, then “U.S. Treasury Rate” will mean the single-day Yield for such day); or

(2)  if no information is available to determine the U.S. Treasury Rate in accordance with the method set forth in (1) above by using the Yield for at least a single New York Business Day during the five New York Business Day period described above, then the annualized yield to maturity of the Comparable Treasury Issue (as defined below) calculated using a yield for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Yield (as defined below) as of the Reset Determination Date.

If the U.S. Treasury Rate cannot be determined, for whatever reason, as described under (1) or (2) above, “U.S. Treasury Rate” means the rate per annum equal to the last reported Yield, as determined by the Calculation Agent, based on information appearing in the statistical release designated “H.15” (or any successor publication that reports Yields) last published by the Board of Governors of the U.S. Federal Reserve System as of 5:00 p.m. (New York City time) on the Reset Determination Date.

“Comparable Treasury Issue” means, with respect to the reset fixed rate period, the U.S. Treasury security selected by the Company (and notified in writing to the Calculation Agent) with a maturity date on or about (but not more than 30 calendar days before or after) the maturity date for the Securities and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and having a maturity of five years; provided, however, that the selection of the Comparable Treasury Issue shall be at the Company’s sole discretion and judgement, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the Trustee, the paying agent and the holders of the Securities.

“Comparable Treasury Yield” means, with respect to the Reset Determination Date, (i) the arithmetic average, as determined by the Calculation Agent, of the Reference Treasury Dealer Quotations (as defined below) for the Comparable Treasury Issue as of the Reset Determination Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, (ii) if fewer than five such Reference Treasury Dealer Quotations are received, the arithmetic average, as determined by the Calculation Agent, of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received, then the Reference Treasury Dealer Quotation as quoted by a Reference Treasury Dealer (as defined below).

“Reference Treasury Dealer” means each of up to five banks selected by the Company (and notified in writing to the Calculation Agent), or the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in U.S. dollars; provided, however, that the selection of the Reference Treasury Dealers shall be at the Company’s sole discretion and judgement, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the Trustee, the paying agent and the holders of the Securities.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer, the yield quoted to the Company (and notified in writing to the Calculation Agent) by such Reference Treasury Dealer for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, approximately at 11:00 a.m. (New York City time), on the Reset Determination Date.

“Reset Determination Date” means the second Business Day immediately preceding the Reset Date.

The Calculation Agent will, as soon as practicable after the determination of the Reset Fixed Rate, calculate the amount of interest (the “Interest Amount”) payable for the reset fixed rate period with respect to the Securities.

All determinations, calculations and quotations made or obtained for the purposes of calculating the Reset Fixed Rate on the Securities and the Interest Amount, whether by the Company, the Company’s designee, the Calculation Agent or any Reference Treasury Dealer, in the absence of manifest error, will be final and conclusive for all purposes and binding on the Company, the Trustee, the Calculation Agent, the paying agent and the Holders of this Security.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one thousandth of a percentage point, with five ten-thousands of a percentage point rounded upwards (e.g., 9.8765% (or 0.098765) being rounded to 9.877% (or 0.09877)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The Reset Fixed Rate during the reset fixed rate period will in no event be higher than the maximum rate permitted by applicable laws and regulations or lower than 0% per annum.

The Calculation Agent will cause the Reset Fixed Rate, the Interest Amount payable for the reset fixed rate period and the relevant Reset Fixed Rate Interest Payment Date with respect to the Securities to be notified to the Company, the Trustee, the paying agent and DTC, and upon receipt of such notice, such information will be notified or published by the Company to the Holders of this Security through DTC or through another reasonable manner as soon as possible after the Calculation Agent’s determination.

Subject to and in accordance with its appointment and acceptance of such appointment under the calculation agency agreement dated September 10, 2025 between the Company and Citibank, N.A., London Branch (the “Calculation Agency Agreement”), Citibank, N.A., London Branch, will serve as calculation agent (in such capacity together with any successor, the “Calculation Agent”) for the Securities. The Calculation Agent’s determination of the Reset Fixed Rate and the U.S. Treasury Rate in respect of the reset fixed rate period will be conclusive and binding on the Company and the Holders of the Securities absent manifest error. Upon written request, the Calculation Agent will make available the interest rates for current (once determined) and preceding interest periods by delivery of such notice through such medium as is available to participants in DTC, Euroclear and Clearstream, or any successor thereof, and in accordance with such applicable rules and procedures as long as the Securities are held in global form. Each holder of the Securities agrees (i) that none of the Trustee, the Calculation Agent, the paying agent, the registrar, the authenticating agent, nor the transfer agent shall have any duty or liability in connection with the determination of any Write-Down upon a Non-Viability Event and (ii) to waive any and all claims arising out of such matters against such persons. The Company has the right to remove the Calculation Agent at any time, which removal will take effect on the date of the appointment by the Company of a successor Calculation Agent. The Calculation Agent may resign at any time by giving not less than sixty (60) days prior written notice thereof to the Company. Upon such removal or resignation, a successor Calculation Agent will be appointed pursuant to the terms of the Calculation Agency Agreement.

Subordination

The rights of the Holders of the Securities will be subordinated in right of payment to all Senior Indebtedness (as defined below) upon the occurrence and continuation of a Subordination Event (as defined below). For so long as such Subordination Event continues (and in the case of civil rehabilitation proceedings, for so long as neither a Summary Rehabilitation Order (as defined below) nor Consent Rehabilitation Order (as defined below) shall have been issued), no payments will be made in respect of the Securities (except for such amounts which shall have become due and payable, other than solely by way of acceleration, prior to the occurrence of a Subordination Event) unless and until (i) in the case of clause (a) of the definition of Subordination Event, all Senior Indebtedness appearing on the final distribution list prepared by the administrator for the final distribution of bankruptcy assets pursuant to the Bankruptcy Act is paid in full or provision has been made for the payment in full thereof pursuant to the Bankruptcy Act, (ii) in the case of clause (b) of the definition of Subordination Event, all Senior Indebtedness appearing in the plan of reorganization, at the date such plan has become final and conclusive after approval by a court of competent jurisdiction in Japan, as the Company’s indebtedness, subject to modification of such plan, is paid in full to the extent of the original amount of such indebtedness without regard to such modification, (iii) in the case of clause (c) of the definition of Subordination Event, all Senior Indebtedness appearing in the plan of rehabilitation, at the date such a plan has become final and conclusive after approval by a court of competent jurisdiction in Japan, as the Company’s indebtedness, subject to modification in such plan, is paid in full to the extent of the original amount of such indebtedness without regard to such modification or (iv) in the case of clause (d) of the definition of Subordination Event, conditions equivalent to those set out in (i), (ii) or (iii) above have been fulfilled; provided that, notwithstanding any provision herein to the contrary, if the imposition of any such condition is not allowed under such proceedings, any amount which becomes due under the Securities shall become payable in accordance with the Conditions for Payment set forth in the Indenture and not subject to such impermissible condition.

The rights of the Holders of the Securities will be reinstated with respect to any payments made to Holders of the Securities that are subsequently avoided in the bankruptcy, reorganization or rehabilitation, as though such payments had not been made.

“Consent Rehabilitation Order” means a decision of a court of competent jurisdiction under Article 217, Paragraph 1 of the Civil Rehabilitation Act to the effect that the procedures for the investigation and confirmation of civil rehabilitation claims as defined in Article 84 of the Civil Rehabilitation Act and the resolution of a civil rehabilitation plan shall be omitted.

“Senior Indebtedness” means all liabilities of the Company (including, for the avoidance of doubt, statutory subordinated bankruptcy claims (retsugoteki hasan saiken), as defined under the Bankruptcy Act) other than (i) liabilities under the Securities which shall not have become due and payable prior to the date on which a Subordination Event has occurred, (ii) liabilities under the Securities which shall have become due and payable solely by way of acceleration prior to such date and (iii) other liabilities ranking pari passu with, or junior to, the Securities.

“Subordination Event” means any one of the following events:

(a)	a court of competent jurisdiction in Japan shall have adjudicated the Company to be bankrupt pursuant to the provisions of the Bankruptcy Act;

(b)	a court of competent jurisdiction in Japan shall have commenced reorganization proceedings with respect to the Company pursuant to the provisions of the Reorganization Act;

(c)	a court of competent jurisdiction in Japan shall have commenced civil rehabilitation proceedings with respect to the Company pursuant to the provisions of the Civil Rehabilitation Act; or

(d)

the Company shall have become subject to bankruptcy, corporate reorganization, civil rehabilitation or other equivalent proceedings pursuant to any applicable law of any jurisdiction other than Japan, which proceedings have an equivalent effect to those set out in (a), (b) or (c) above.

“Summary Rehabilitation Order” means a decision of a court of competent jurisdiction under Article 211, Paragraph 1 of the Civil Rehabilitation Act to the effect that the procedures for the investigation and confirmation of civil rehabilitation claims as defined in Article 84 of the Civil Rehabilitation Act shall be omitted.

Write-Down upon a Non-Viability Event

Notwithstanding anything to the contrary contained in the terms of the Securities and the Indenture, upon the occurrence of a Non-Viability Event, no principal of, interest on, or other amount under, the Securities (including Additional Amounts with respect thereto, if any) (other than with respect to principal, interest and any Additional Amounts that have become due and payable on or before the date of the occurrence of the Non-Viability Event and remain unpaid) shall thereafter become due, and the Company’s obligations with respect to the payment of any such amounts and any claims therefor (other than with respect to principal, interest and any Additional Amounts that have become due and payable on or before the date of the occurrence of the Non-Viability Event and remain unpaid) will be suspended from the occurrence of the Non-Viability Event until the Write-Down Date.

On the Write-Down Date:

(i)  full principal of, interest on, or any other amount under, the Securities (including Additional Amounts with respect thereto, if any) will be permanently written down to zero, the Company shall be discharged and released from any and all of its obligations to pay full principal of, interest on and any other amount under the Securities (including Additional Amounts with respect thereto, if any), and the Securities will be canceled, in each case other than principal amount, interest and any Additional Amounts that have become due and payable on or before the date of the occurrence of the Non-Viability Event and remain unpaid;

(ii)  the Company’s obligations shall remain with respect to (A) any accrued and unpaid interest on or principal of the Securities and (B) any Additional Amounts, in each case, if and only to the extent that such interest, principal or Additional Amounts, as applicable, has become due and payable to the Holders of the Securities on or before the date of the occurrence of the Non-Viability Event and remain unpaid; and

(iii)  the Holders of the Securities will be deemed to have irrevocably waived their right to claim or receive, and will not have any rights against the Company, the Trustee or the paying agent with respect to, and cannot instruct the Trustee to enforce, payment of principal of, or interest on, or any other amount under, the Securities (including Additional Amounts with respect thereto, if any), except as described in paragraph (ii) above.

The events described in paragraphs (i) through (iii) above are referred to as a “Write-Down.”

Except for claims with respect to payments of principal of or interest on the Securities (including Additional Amounts with respect thereto, if any) that have become due and payable on or before the date of the Non-Viability Event, as described above, upon the occurrence of a Non-Viability Event, (a) Holders of the Securities shall have no rights whatsoever under the Indenture or this Security to take any action or enforce any rights or to instruct the Trustee to take any action or enforce any rights whatsoever, (b) except for any indemnity or security provided by any Holder of the Securities in such instruction or related to such instruction, any instruction previously given to the Trustee by any Holder of the Securities shall cease automatically and shall be deemed null and void and of no further effect, (c) no Holder of the Securities may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Company arising under, or in connection with, the Securities and each Holder of the Securities shall, by virtue of its holding of any Securities, be deemed to have irrevocably waived all such rights of set-off, compensation or retention and (d) no Holder of the Securities will be entitled to make any claim in any bankruptcy, insolvency, civil rehabilitation, corporate reorganization or liquidation proceedings involving the Company or have any ability to initiate or participate in any such proceedings or do so through a representative.

A “Non-Viability Event” will be deemed to have occurred at the time that the Prime Minister of Japan confirms (nintei) that any measures (tokutei dai nigo sochi) set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act (or any successor provision thereto) need to be applied to the Company.

“Write-Down Date” means, upon the occurrence of a Non-Viability Event, the date that shall be determined by the Company after consultation with the FSA or any other relevant Japanese supervisory authority and shall be no later than ten Business Days following the date of the Write-Down Notice.

The Company shall endeavor, as soon as practicable after the occurrence of a Non-Viability Event, to deliver a written notice (a “Write-Down Notice”) to Holders of the Securities, the Trustee and the paying agent, confirming, among other things, the occurrence of such Non-Viability Event and the Write-Down Date. Any failure or delay by the Company to provide a Write-Down Notice shall not change or delay the effect of the occurrence of the Non-Viability Event under the Securities, nor give the Holders of the Securities any rights as a result of such failure or delay.

Following the receipt of a Write-Down Notice by DTC, DTC will suspend all clearance and settlement of the Securities through DTC. After such suspension period has commenced, holders of beneficial interests in the Securities will not be able to settle the transfer of any Securities through DTC, and any sale or other transfer of the Securities that a holder may have initiated prior to such suspension that is scheduled to settle after such suspension may be rejected by, and may not be settled within, DTC. Notwithstanding any delay in, or unavailability of procedures of, DTC reflecting the Write-Down on its systems, the Write-Down shall take place on the relevant Write-Down Date.

Each Holder of the Securities, by its subscribing for, purchasing or otherwise acquiring this Security, shall thereby agree that if any payment is made to its Securities with respect to a payment obligation that did not become due and payable on or before the date of the occurrence of a Non-Viability Event, then the payment of such amount shall be deemed null and void and such Holder or the Trustee or paying agent (to the extent it has not paid such amount to any Holder) (as the case may be) shall be obliged to return the amount of such payment within ten days after receiving notice of such null and void payment, and shall also thereby agree that any liabilities of the Company to such Holder in respect of the Securities which was subject to the Write-Down as described above shall not be set off against any liabilities of such Holder owed to the Company.

Call Option

To the extent that the Securities have not been subject to a Write-Down, subject to prior confirmation of the FSA (if such confirmation is required under the Applicable Capital Adequacy Regulations), the Company may, at its option (subject to the conditions described in Article 11 of the Indenture), having given not less than 25 days’ and not more than 60 days’ prior written notice to the Trustee, redeem the Securities then outstanding, in whole, but not in part, on the Reset Date at a redemption price equal to 100% of the principal amount of the Securities, together with any accrued and unpaid interest to but not including the date fixed for redemption.

Optional Tax Redemption

In the event of changes to Japanese tax law after the date of the applicable prospectus supplement, such that (i) the Company is or on the next interest payment date would be required to pay Additional Amounts, or (ii) any interest on the Securities ceases to be treated as being a deductible expense for the purpose of the Company’s corporate tax (and, in each case of (i) or (ii) above, such event cannot be avoided by measures reasonably available to the Company), the Company may, subject to prior confirmation of the FSA (if such confirmation is required under the FIEA or any other applicable laws and regulations then in effect), call all, but not less than all, of the Securities of a series for redemption.

If the Company calls the Securities, the Company must pay 100% of the principal amount. The Company will also pay accrued but unpaid interest through but not including the date fixed for redemption and any related Additional Amounts due on the date fixed for redemption. The Securities will stop bearing interest on the redemption date, even if the money is not collected. The Company will give notice to the Trustee of any redemption it proposes to make at least 25 days, but not more than 60 days, before the redemption date. Notice by the Trustee to participating institutions and by these participants to street name holders of indirect interests in the Securities will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Prior to giving notice of a tax redemption, the Company will deliver to the Trustee (x) a certificate signed by a duly authorized officer stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to so redeem have occurred, and (y) an opinion of legal counsel or tax advisor of recognized standing to the effect that the circumstances referred to above in (i) or (ii) exist.

Notwithstanding any of the foregoing, the Company may give such notice in any manner permitted or required by DTC, Euroclear or Clearstream, as applicable.

Optional Regulatory Redemption

The Company may, subject to prior confirmation of the FSA (if such confirmation is required under the FIEA or any other applicable laws and regulations then in effect), call all, but not less than all, of the relevant Securities of a series for redemption, if the Company determines, after consultation with the FSA or any other relevant Japanese supervisory authorities, that there is more than an insubstantial risk that the Securities may not be partially or fully included in its Tier 2 Capital (as defined below) under the applicable standards set forth in the Applicable Capital Adequacy Regulations (as defined below).

If the Company calls the Securities, the Company must pay 100% of the principal amount of the relevant series of Securities on the date fixed for redemption. The Company will also pay accrued but unpaid interest through but not including the date fixed for redemption and any related Additional Amounts due on the date fixed for redemption. The Securities will stop bearing interest on the redemption date, even if the money is not collected. The Company will give notice to the Trustee of any redemption it proposes to make at least 25 days, but not more than 60 days, before the redemption date. Notice by the Trustee to participating institutions and by these participants to street name holders of indirect interests in the Securities will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Prior to giving notice of a regulatory redemption, the Company will deliver to the Trustee a certificate signed by a duly authorized officer stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to so redeem have occurred.

Notwithstanding any of the foregoing, the Company may give such notice in any manner permitted or required by DTC, Euroclear or Clearstream, as applicable.

“Applicable Capital Adequacy Regulations” means the FIEA, and any orders, rules, regulations, ordinances, regulatory notices, guidelines and policies thereunder applicable at any time as the context may require under the Indenture, including, without limitation, the FSA’s “Establishment of standards on sufficiency of capital stock of a final designated parent company and its subsidiary entities, etc. compared to the assets held thereby” (2010 FSA Regulatory Notice No. 130, as amended) prescribing the capital adequacy regulations on a consolidated basis applicable to final designated parent companies (saishu shitei oyagaisha), including the Company.

“Tier 2 Capital” means any and all items constituting Tier 2 capital (for the avoidance of doubt, excluding then applicable regulatory adjustments) under the Applicable Capital Adequacy Regulations and shall also include any successor or substitute term applicable pursuant to the Applicable Capital Adequacy Regulations.

Limited Rights of Acceleration

The Indenture provides that payment of the principal of the Securities may be accelerated only in the case of the occurrence and continuation of a Subordination Event. The right to accelerate a series of the Securities may be subject to further conditions or limitations, including the operation of any non-viability loss absorption provisions applicable to the series of Securities, which shall be set forth in the applicable prospectus supplement if applicable.

The Indenture provides that an event of acceleration will not arise upon a default by the Company in the payment of principal of or interest on the Securities of any series or upon the default by the Company in the performance or observance of any covenant, condition or provision contained in the Indenture or the Securities of any series or upon the occurrence of any other event in relation to the Securities of any series other than a Subordination Event.

Under the Indenture, the Trustee shall be required to give notice by mail to the holders of the relevant series of Securities of all defaults known to the Trustee that have occurred with respect to such series, provided that the Trustee may, in certain limited circumstances, withhold such notice. The Trustee shall transmit the notice within 90 days of such occurrence, unless the defaults have been cured before transmission of such notice.

Additional Amounts

All payments of principal (and premium, if any) or interest in respect of the Securities will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan or any political subdivision or authority thereof or therein having power to tax (“Japanese Taxes”), unless such withholding or deduction of such Japanese Taxes is required by law. In that event with respect to this Security, the Company shall pay to the Securityholder such additional amounts (“Additional Amounts”) as will result in the receipt by or on behalf of the Holders or beneficial owners of this Security of such amounts as would have been received by them had no such withholding or deduction been required, provided that, no Additional Amounts shall be payable with respect to this Security:

(a)  to, or to a third party on behalf of, a Securityholder or beneficial owner of this Security who is an individual non-resident of Japan or a non-Japanese corporation and is liable for such Japanese Taxes in respect of this Security by reason of its (1) having some connection with Japan other than the mere holding of this Security, or (2) being a person having a special relationship with the Company as described in Article 6, paragraph 4 of the Act on Special Measures Concerning Taxation of Japan (Act No. 26 of 1957, as amended) (the “Special Taxation Measures Act”) (a “Specially-Related Person of the Company”); or

(b)  to, or to a third party on behalf of, a Securityholder or beneficial owner of this Security (A) who would otherwise be exempt from any such withholding or deduction but who fails to comply with any applicable requirement to provide Interest Recipient Information (as defined below) or to submit a Written Application for Tax Exemption (as defined below) to the paying agent to whom this Security is presented (where presentation is required), or (B) whose Interest Recipient Information is not duly communicated through the Participant (as defined below) and the relevant Clearing Organization to such paying agent; or

(c)  to, or to a third party on behalf of, a Securityholder or beneficial owner of this Security who is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation (except for (A) a Designated Financial Institution (as defined below) which complies with the requirement to provide Interest Recipient Information or to submit a Written Application for Tax Exemption and (B) an individual resident of Japan or a Japanese corporation who duly notifies (directly or through the Participant or otherwise) the relevant paying agent of its status as not being subject to Japanese Taxes to be withheld or deducted by the Company, by reason of such individual resident of Japan or Japanese corporation receiving interest on the relevant Security through a payment handling agent in Japan appointed by it); or

(d)  where this Security is presented for payment (where presentation is required) more than 30 days after the date on which such payment first becomes due or after the date on which the full amount payable is duly provided for, whichever occurs later, except to the extent that the Holder of this Security would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such 30-day period; or

(e)  any combination of (a) through (d) above;

nor shall Additional Amounts be paid with respect to any payment on this Security to or on behalf of a Securityholder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Japan to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who, in each case, would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Securityholder. The obligation to pay Additional Amounts with respect to any taxes, duties, assessments or governmental charges shall not apply to (i) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, duty, assessment or governmental charge or (ii) any tax, duty, assessment or governmental charge which is payable otherwise than by deduction or withholding from payments of principal of (and premium, if any) or interest on this Security. References to principal (and premium, if any) and interest in respect of this Security will be deemed to include any Additional Amounts due which may be payable in respect of the principal (or premium, if any) or interest.

Where this Security is held through a participant of a Clearing Organization or a financial intermediary, in each case, as prescribed by the Special Taxation Measures Act (each, a “Participant”), in order to receive payments free of withholding or deduction by the Company for, or on account of, Japanese Taxes, if the relevant beneficial owner of this Security is (1) an individual non-resident of Japan or a non-Japanese corporation (other than a Specially-Related Person of the Company) or (2) a Japanese financial institution or financial instruments business operator falling under certain categories prescribed by the cabinet order under Article 6, paragraph 11 of the Special Taxation Measures Act (a “Designated Financial Institution”), such beneficial owner of this Security shall, at the time of entrusting a Participant with the custody of this Security, provide certain information prescribed by the Special Taxation Measures Act and the cabinet order and other regulations thereunder to enable the Participant to establish that such beneficial owner of this Security is exempted from the requirement for Japanese Taxes to be withheld or deducted (the “Interest Recipient Information”) and advise the Participant if the beneficial owner of this Security ceases to be so exempted (including where the beneficial owner of this Security who is an individual non-resident of Japan or a non-Japanese corporation becomes a Specially-Related Person of the Company).

Where this Security is not held by a Participant, in order to receive payments free of withholding or deduction by the Company for, or on account of, Japanese Taxes, if the relevant beneficial owner of this Security is (i) an individual non-resident of Japan or a non-Japanese corporation (other than a Specially-Related Person of the Company) or (ii) a Designated Financial Institution, such beneficial owner of this Security shall, prior to each time at which it receives interest, submit to the relevant paying agent a written application for tax exemption (hikazei tekiyo shinkokusho) (a “Written Application for Tax Exemption”) in a form obtainable from the paying agent stating, inter alia, the name and address of the beneficial owner of this Security, the title of this Security, the relevant interest payment date, the amount of interest and the fact that the beneficial owner of this Security is qualified to submit the Written Application for Tax Exemption, together with documentary evidence regarding its identity and residence.

No Additional Amounts will be payable for or on account of any deduction or withholding imposed pursuant to Sections 1471-1474 of the U.S. Internal Revenue Code, the U.S. Treasury regulations thereunder and any other official guidance thereunder (“FATCA”), any intergovernmental agreement entered into with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA, similar legislation under the laws of any other jurisdiction, or any such intergovernmental agreement.

If there is any withholding or deduction for or on account of Japanese Taxes with respect to payments on this Security, the Company will use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of such Japanese Taxes from the Japanese taxing authority imposing such Japanese Taxes, and if certified copies are not available, the Company will use reasonable efforts to obtain other evidence of payment satisfactory to the Trustee. The Trustee shall make such certified copies or other evidence available to the Holders or the beneficial owners of this Security upon reasonable request to the Trustee.

The Company will pay all stamp, court or documentary taxes or any excise or property taxes, charges or similar levies and other duties, if any, which may be imposed by Japan, the United States or any political subdivision or any taxing authority thereof or therein, with respect to the Indenture or any indenture supplemental thereto, or as a consequence of the initial issuance, execution, delivery, registration or enforcement of the Securities.

Other

Subject to applicable law, each Securityholder agrees, by subscribing, purchasing or otherwise acquiring any interest in this Security, that, if (a) the Company shall institute proceedings seeking adjudication of its bankruptcy or seeking reorganization under the Bankruptcy Act, the Civil Rehabilitation Act, the Corporate Reorganization Act, the Companies Act or any other similar applicable law of Japan, and as long as such proceedings shall have continued, or a decree or order by any court having jurisdiction shall have been issued adjudging the Company bankrupt or insolvent or approving a petition seeking reorganization under any such laws, and as long as such decree or order shall have continued undischarged or unstayed, or (b) the liabilities of the Company exceed, or may exceed, the Company’s assets, or the Company suspends, or may suspend, repayment of its obligations, the Securityholder will not, and waives its right to, exercise, claim or plead any right of set off, compensation or retention in respect of any amount owed to such Securityholder by the Company arising under, or in connection with, this Security or the Indenture.

The Company shall endeavor, as soon as practicable after the Prime Minister of Japan has confirmed that specified item 2 measures (tokutei dai nigō sochi) set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act of Japan (Act No. 34 of 1971, as amended, the “Deposit Insurance Act”) (or any successor provision thereto) need to be applied to the Company, to deliver a written notice of such event to the Trustee and the Securityholders through DTC. Any failure or delay by the Company to provide such written notice shall not change or delay the effect of the acknowledgement, acceptance, consent and agreement of the Securityholders described in the preceding paragraph or of the Trustee described in Section 4.04 of the Indenture.

Notwithstanding certain requirements under the Indenture relating to the Company’s ability to merge or consolidate with or merge into, or sell, assign, transfer, lease or convey all or substantially all of the Company’s properties or assets to any person or persons, each Securityholder and the Trustee acknowledge, accept, consent and agree to any transfer of the Company’s assets (including shares of the Company’s subsidiaries) or liabilities, or any portions thereof, with permission of a Japanese court in accordance with Article 126-13 of the Deposit Insurance Act (or any successor provision thereto), including any such transfer made pursuant to the authority of the Deposit Insurance Corporation to represent and manage and dispose of the Company’s assets under Article 126-5 of the Deposit Insurance Act (or any successor provision thereto), and that any such transfer shall not constitute a sale, assignment, transfer, lease or conveyance of the Company’s properties or assets for the purpose of Article 8 of the Indenture.

A Holder of Securities issued in definitive form may transfer or exchange Securities in accordance with the Indenture. As described in the legend on the face of this Registered Global Security, interest payments on such Securities issued in definitive form will be subject to Japanese income taxation unless the Holder establishes the matters set forth therein. Such legend concerning Japanese taxation shall also be included on the face of any Securities issued in definitive form. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company will treat the registered Holder of this Security as the owner of that Security for all purposes, except as described above.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected (voting as a class). The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $200,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange; provided, however, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the person in whose name this Security is registered upon the Security register as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

All capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.

The Company has initially appointed Citibank, N.A., London Branch, as paying agent, transfer agent, registrar and authenticating agent with respect to the Securities.

PAYING AGENT, TRANSFER AGENT, REGISTRAR AND AUTHENTICATING AGENT

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Fax: +353 1622 2210 / +353 1622 2212